Exhibit 99.1

Investor Relations Contact:
Hawk Associates, Inc.
Julie Marshall and Frank Hawkins
Phone: 305-451-1888
E-mail: info@hawkassociates.com
http://www.hawkassociates.com

2320 NW 66th COURT	News Release: FOR IMMEDIATE RELEASE
GAINESVILLE, FL 32653
PHONE: 352-377-1140
FAX: 352-378-2617

David Petty Named President of

Exactech; Joins Board of Directors

GAINESVILLE, Fla. — December 5, 2007 — Exactech, Inc. (Nasdaq: EXAC), a rapidly growing orthopaedic device manufacturer, announced today that Executive Vice President David W. Petty has been promoted to president. He was also named to the board of directors.

A 19-year veteran of Exactech, Petty, 41, has served as executive vice president of sales and marketing since February 2000 and has served as a member of the Leadership Team, which oversees and directs the company’s operations. Since joining the company in 1988, he has been employed in successive capacities in the areas of operations, sales and marketing. He served as vice president of operations from April 1991 until April 1993 and vice president of marketing from 1993 until 2000. He was a director of the company from March 1989 until March 1996 and again from January 2002 until May 2003. Petty received his B.A. from the University of Virginia in 1988 and completed The Executive Program of the Darden School of Business in 1999. He is the son of Chairman and CEO Dr. Bill Petty.

Dr. Petty said, “David was the first person hired as an employee of Exactech when we started the company. Since then, over almost two decades, he has played an increasingly key role in the growth of our company from start up to anticipated revenues of more than $120 million for 2007. David has successfully led our effort to develop sales both abroad and domestically. He enjoys the well-deserved respect of our surgeon customers as well as the people of Exactech who know him as a highly capable leader. David has also spent a good amount of time with key members of the financial community and enjoys excellent relationships with our investors and the analysts who follow our company. I am very pleased to announce this appointment and I am confident that David will be a successful leader of our company in the years ahead.” Dr. Petty will remain CEO and chairman of the board of directors and will continue as leader of the Exactech leadership team.

David Petty said, “In the past two decades, Exactech has grown from an idea to a very respected small company in orthopaedics. I am honored to have this opportunity to help our company continue to grow and prosper. Exactech is particularly blessed with outstanding people at every level. I look forward to continuing my work with them for many years to come as we sustain our focus on customers and help patients with bone and joint restoration problems.”

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EXACTECH INC.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.